Exhibit 10.4

ROWAN COMPANIES, INC. 2009 INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR 2009 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the 5th day of May, 2009 (“Grant Date”), between Rowan Companies, Inc., a Delaware corporation (the “Company”) and ____________ (the “Participant”).

1.
Grant of Restricted Stock Units.  To carry out the purposes of the Rowan Companies, Inc. 2009 Incentive Plan (the “Plan”), and subject to the conditions described in this Agreement and the Plan, the Company hereby grants to the Participant _____ Restricted Stock Units (“RSUs”) with respect to the Participant’s annual service period commencing May 5, 2009 (the “2009 Grant”).  All capitalized terms in this Agreement have the meanings set forth in the Plan; the Plan is incorporated herein by reference as part of this Agreement.

2.
Vesting.  The 2009 Grant shall be fully vested and nonforfeitable as of the date of the next following annual meeting of stockholders; provided, however, that if the Participant resigns or is removed from the Board prior to such date, such 2009 Grant shall be forfeited.

3.
Establishment of Accounts.  The Company shall maintain an appropriate bookkeeping record (the “RSU Account”) that from time to time will reflect the Participant’s name, the number of vested and unvested RSUs credited to the Participant and the Fair Market Value of the RSUs credited to the Participant.  Fair Market Value of a RSU shall be deemed to be equal to the Fair Market Value of one share of Common Stock.  The 2009 Grant shall be credited to the Participant’s RSU Account effective as of May 5, 2009.

4.
Dividends.  As of each date on or after May 5, 2009 that cash dividends are paid with respect to Common Stock, to the extent that the Participant has any outstanding RSUs credited to his or her RSU Account, the Participant shall have an additional amount credited to his or her RSU Account equal to the number of RSUs (rounded up to the nearest whole number) having a Fair Market Value equal to the dollar amount of dividends paid per share of Common Stock multiplied by the number of RSUs credited to the Participant’s RSU Account as of the payment date of such dividend.

5.
Reorganization of the Company.  The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding whether of a similar character or otherwise.

6.
Recapitalization Events.  In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to RSUs shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying RSUs.

7.
Amount of Payment.  As of the final termination date of the Participant’s service on the Board, the aggregate Fair Market Value of all vested RSUs then credited to the Participant’s RSU Account shall be calculated by multiplying the Fair Market Value of a share of Common Stock on such date times the number of RSUs then credited to the Participant’s RSU Account.

8.
Time and Form of Payment.  Payment to the Participant of amounts due hereunder shall be made in Common Stock, or at the discretion of the Committee in cash in a lump sum, on the 30th day following the final termination date of the Participant’s services on the Board.

9.
Death Prior to Payment.  In the event that the Participant dies prior to payment, all RSUs shall become fully vested and immediately payable to the Participant’s designated beneficiary, or if none, to his or her estate.

10.
Assignability.  No right to receive payment hereunder shall be transferable or assignable by the Participant except by will or the laws of descent and distribution or pursuant to a domestic relations order.

11.
Amendment and Termination.  Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company without the written consent of the Participant.

12.
Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

13.
Certain Restrictions.   By executing this Agreement, the Participant acknowledges that he or she will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the terms of this Agreement or the Plan, or securities laws or any other applicable laws, rules or regulations.

14.	Recoupment. Notwithstanding any provision of this Agreement to the contrary, the Committee may, in its sole discretion:

(a)
recoup from Participants all or a portion of the Common Stock issued or cash paid under this Agreement if the Company’s reported financial or operating results are materially and negatively restated within five years of the grant or payment of such amounts; and

(b)
recoup from Participants who, in the Committee’s judgment, engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or Employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the Common Stock issued or cash paid under this Agreement within five years of such conduct.

15.
Code Section 409A; No Guarantee of Tax Consequences.   This award of RSUs is intended to comply with Code Section 409A.  The Company makes no commitment or guarantee to the Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

16.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Participant.

17.
Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas.  The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the day and year first above written.

ROWAN COMPANIES, INC.
By:                                                                Date:                                           , 20__

PARTICIPANT:
Date:                                           , 20__
Address: